May 24, 2012

Walthausen Funds 9 Executive Park Drive, Suite B Clifton Park, New York 12065

Re: Walthausen Funds, File Nos. 333-147324 and 811-22143

Ladies and Gentlemen:

     A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 5 to the Registration Statement (the “Registration Statement”) of Walthausen Funds (the “Trust”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 8 under the Securities Act of 1933 (Amendment No. 9 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours, /s/ THOMPSON HINE LLP THOMPSON HINE LLP